UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MIDWAY GOLD CORP.
(Exact name of Registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	98-0459178 (I.R.S. Employer Identification No.)
Point at Inverness, Suite 280 8310 South Valley Highway Englewood, Colorado 80112 (Address of Principal Executive Offices)

MIDWAY GOLD CORP. 2013 STOCK AND INCENTIVE PLAN MIDWAY GOLD CORP. STOCK OPTION PLAN (adopted on May 6, 2003 and amended on May 12, 2008) (Full title of the plans)

The Corporation Company 1675 Broadway, Suite 1200 Denver, CO 80202 (303) 629-2500 (Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Registrant.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Registrant” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting Registrant ☐
(Do not check if a smaller reporting Registrant)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(6)
Common Shares issuable pursuant to Options outstanding under the Midway Gold Corp. Stock Option Plan adopted May 6, 2003, as amended May 12, 2008 (“2008 Option Plan”)	10,211,667(1)	$1.28(2)	$13,070,933.76(3)
Common Shares issuable pursuant to Options available for issuance under the Midway Gold Corp. 2013 Stock and Incentive Plan (“2013 Incentive Plan”)	6,417,247(4)	$0.995(5)	$ 6,385,160.77 (5)

Total	16,628,914	N/A	$19,456,094.53	$ 2,653.81

(1)	Common Shares, without par value, available for issuance by the Corporation pursuant to Option outstanding as of June 30, 2013 under the 2008 Option Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”)

(3)
Calculated in accordance with Rule 457(h)(1) under the Securities Act based on the weighted average exercise price of unregistered options granted under the 2008 Option Plan outstanding as of June 30, 2013.

(4)
Common Shares, without par value, available for issuance by the Corporation pursuant to Options eligible for issuance under the 2013 Incentive Plan.  The number of Common Shares available for issuance by the Corporation pursuant to Options eligible for issuance under the 2013 Incentive Plan includes 567,703 unissued Common Shares previously available for issuance under the 2008 Option Plan and which were registered pursuant to the Prior S-8 Registration Statements (as defined below).

(5)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices ($1.03 and $0.96, respectively) for the Corporation’s Common Shares on August 9, 2013 as quoted on the NYSE MKT.

(6)
In accordance with Rule 457(p) under the United States Securities Act of 1933, as amended, the registration fee of $2,653.81 currently due is offset by the registration fee of $1,621 previously paid by the Registrant with respect to 10,779,370 unissued Common Shares that were registered pursuant to Registration Statements on Form S-8 (Registration No. 333-148796 and Registration No. 333-181337) filed with the United States Securities and Exchange Commission on January 22, 2008 and May 11, 2012, respectively (collectively, the “Prior S-8 Registration Statements”).  Accordingly, a registration fee of $1,032.81 has been transmitted with respect to this Registration Statement on Form S-8.  Post–effective amendments to the Prior Registration Statements to deregister the 10,779,370 unissued Common Shares are being filed contemporaneously with the filing of this Registration Statement on Form S-8.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Midway Gold Corp.  (the “Company”) to register 16,628,914 common shares of the Company, no par value (“Common Shares”), with the United States Securities and Exchange Commission (the “SEC”) for issuance upon exercise of stock options (“Options”) granted under the Company’s 2008 Stock Option Plan adopted on May 6, 2003 and amended on May 12, 2008 (the “2008 Option Plan”) and the Company’s 2013 Stock and Incentive Plan (the “2013 Incentive Plan”).

The 2013 Incentive Plan provides that the aggregate number of Common Shares issuable under all Awards (Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Dividend Equivalent) under the Plan may not exceed 16,628,914, less the number of Common Shares subject to all awards under the 2008 Option Plan.  As of June 30, 2013, Options exercisable to acquire 10,211,667 Common Shares were issued and outstanding under the 2008 Option Plan.

Pursuant to Section 4(a) of the 2013 Incentive Plan, any Common Shares subject to awards under the 2008 Option Plan that, after June 20, 2013, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the Participant due to termination or cancellation of such award (subject to certain exceptions) shall again be available for granting Awards under the 2013 Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents to be sent or given to participants in the Midway Gold Corp. 2013 Incentive Plan and the 2008 Option Plan, respectively, covered by this Registration Statement on Form S-8 pursuant to Rule 428(b)(1) of the United States Securities Act of 1933, as amended.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8 and other documents required to be delivered to employees pursuant to Rule 428(b) are available, without charge, upon written or oral request to the Registrant. Requests may be directed to the Registrant at Point at Inverness, Suite 280 8310 South Valley Highway Englewood, Colorado 80112 ((720) 979-0900).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which have been and will in the future be filed by us with the United States Securities and Exchange Commission (the “SEC”) are incorporated in this registration statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 12, 2013.

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2012.

(c)
The description of the Registrant’s common stock contained in the Registrant’s  Registration Statement on Form 8-A, as filed with the SEC on December 21, 2007, including any amendment or report filed for the purpose of amending such description.

 In addition, all reports and documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement on Form S-8 and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Current Report on Form 8-K furnished by us during such period or portions thereof that are identified in such Current Report on Form 8-K as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement on Form S-8 from the date of filing of each such document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Articles provide that directors and officers shall be indemnified by the Registrant, to the extent authorized by Division 5 of Part 5 of the British Columbia Business Corporations Act, against all judgments, penalties or fines awarded or imposed in legal proceedings or investigative actions.  The Articles also authorize the board of directors to indemnify any other person, subject to the approval of the Supreme Court of British Columbia.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be conferred upon officers, directors and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the United States Securities Act of 1933, as amended, at and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index to this registration statement.

Item 9.	Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the United States Securities Act of 1933, as amended;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the United States Securities Exchange Act of 1934, as amended, that are incorporated by reference into this registration statement.

(2)           That, for the purpose of determining any liability under the United States Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the United States Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the United States Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

EXHIBITS

Number	Exhibit
4.1	Midway Gold Corp. 2013 Stock and Incentive Plan, adopted June 20, 2013
4.2
Midway Gold Corp. Stock Option Plan, adopted on May 6, 2003 and amended on May 12, 2008 (incorporated by reference to Exhibit 10 of the Corporation's Current Report on Form 8-K as filed with the SEC on January 14, 2009)

5.1	Opinion of Stikeman Elliot LLP
23.1	Consent of Stikeman Elliot LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP

23.3	Consent of Donald J. Baker

23.4	Consent of Jennifer J. Brown

23.5	Consent of William J. Crowl, R.G.

23.6	Consent of Donald E. Hulse, P.E.

23.7	Consent of Terre A. Lane

23.8	Consent of Deepak Malhotra

23.9	Consent of Thom Seal

23.10	Consent of Gustavson Associates

23.11	Consent of Resource Development Inc

23.12	Consent of Snowden Mining Industry Consultants Inc.

24.1	Power of Attorney (See Signature Pages)

SIGNATURES

Pursuant to the requirements of the United States Securities Act on 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, City of Englewood, State of Colorado, on this 12th day of August, 2013.

MIDWAY GOLD CORP.

By:	/s/ Kenneth A. Brunk
Kenneth A. Brunk
Chairman, Chief Executive Officer, President and Director
(Principal Executive Officer)

By:	/s/ John Labate
John Labate
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kenneth A. Brunk and John Labate as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Kenneth A. Brunk Kenneth A. Brunk	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	August 12, 2013

/s/ John Labate John Labate	Chief Financial Officer (Principal Financial and Accounting Officer)	August 12, 2013

/s/ Nathaniel E. Klein Nathaniel E. Klein	Director	August 12, 2013
/s/Rodney D. Knutson Rodney D. Knutson	Director	August 12, 2013

/s/ Martin M. Hale, Jr. Martin M. Hale, Jr.	Director	August 12, 2013

/s/ Roger A. Newell Roger A. Newell	Director	August 12, 2013
/s/John W. Sheridan	Director	August 12, 2013
John W. Sheridan
/s/ Frank S. Yu Frank S. Yu	Director	August 12, 2013